Exhibit 99.1

   EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES RECORD SALES AND EARNINGS FOR
                               THE FOURTH QUARTER

     TULSA, Okla., April 27 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today record earnings for the fourth quarter ending February 28, 2006. The Company announced net revenues of $7,085,090 compared to $6,774,179 for the comparable period last year. The Company reported net earnings of $519,310 compared with net earnings of $319,874 for the comparable period and $.14 per share compared to $.09 for the same period a year ago, an increase of 55%.

     The Company ended the year with a small increase in net revenue of $31,788,890 compared to $31,650,779 for the previous year and a small decrease in net earnings of $2,398,410 compared to $2,406,074 for the previous year. However, due to the stock buyback program which resulted in less shares outstanding, earnings per share increased to $.62 compared to $.59 last year on the fully diluted basis.

     The fourth quarter improvement was encouraging as revenue and earnings were down for the first six months of the fiscal year. The Company earlier announced it would pay a $.20 per share annual dividend on May 12, 2006 for shareholders of record May 2, 2006, an increase of 33% over the dividend paid last year.

     Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                               Year Ended            Year Ended
                                            February 28, 2006     February 28, 2005
                                           -------------------   -------------------
Revenues
  Gross Sales                              $        42,567,648   $        41,361,612
  Less discounts & allowances                      (12,367,775)          (11,324,165)
  Transportation Revenue                             1,589,017             1,613,332
    Net Revenues                           $        31,788,890   $        31,650,779

Pretax earnings                            $         3,814,250   $         3,885,074
Income taxes                                         1,415,840             1,479,000

Net earnings                               $         2,398,410   $         2,406,074

Basic earnings per share                   $               .64   $               .62
Diluted earnings per share                 $               .62   $               .59

Weighted Average Number of
Common and Common Equivalent
Shares Outstanding:
    Basic                                            3,747,759             3,902,075
    Diluted                                          3,898,737             4,088,130

SOURCE  Educational Development Corporation
    -0-                             04/27/2006
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)